                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SPORTSLINE USA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              SportsLine USA (sm)

                               6340 N.W. 5TH WAY
                         FORT LAUDERDALE, FLORIDA 33309

                                  May 14, 1999

Dear Stockholder:

     You are cordially invited to attend the 1999 Annual Meeting of Stockholders of SportsLine USA, Inc. (the "Company") to be held at 10:00 a.m. on Thursday, June 17, 1999, at Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309.

     At the Annual Meeting, the stockholders will be asked to elect three persons to the Board of Directors and to approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of common stock to 200 million from 50 million. The accompanying Notice of 1999 Annual Meeting of Stockholders and Proxy Statement describe in more detail the matters to be presented at the Annual Meeting.

     The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and in favor of the amendment to the Company's Certificate of Incorporation.

     Please take this opportunity to become involved in the affairs of the Company. Whether or not you expect to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                           Sincerely,

                                           Michael Levy
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                              SportsLine USA (sm)
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 17, 1999
                             ---------------------

To the stockholders of
  SportsLine USA, Inc.

     NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of SportsLine USA, Inc., a Delaware corporation (the "Company"), will be held at 10:00 a.m., local time, on Thursday, June 17, 1999, at the Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309, for the following purposes:

          (1) To elect three members to the Company's Board of Directors to hold office until the Company's 2002 annual meeting of stockholders or until their successors are duly elected and qualified;

          (2) To amend the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 200,000,000; and

          (3) To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on May 11, 1999 as the record date for determining those stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy as soon as possible in the enclosed self-addressed envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

                                          By Order of the Board of Directors,

                                          Kenneth W. Sanders
                                          Secretary

Fort Lauderdale, Florida
May 14, 1999

                              SPORTSLINE USA, INC.
                               6340 N.W. 5TH WAY
                         FORT LAUDERDALE, FLORIDA 33309

                             ---------------------

                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                                  INTRODUCTION

DATE, TIME AND PLACE OF ANNUAL MEETING

     The Company's Board of Directors is furnishing this Proxy Statement to solicit proxies for use at the 1998 Annual Meeting of Stockholders to be held on Thursday, June 17, 1999, at 10:00 a.m., local time, at the Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309, and at any adjournments of the meeting.

RECORD DATE AND MAILING DATE

     The close of business on May 11, 1999 is the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. We intend to mail this proxy statement and the accompanying proxy card on or about May 17, 1999 to all stockholders entitled to vote at the meeting.

NUMBER OF SHARES OUTSTANDING


     As of the close of business on the Record Date, 22,428,132 shares of Common Stock were issued and outstanding. Each such share is entitled to one vote on all matters to be presented at the Annual Meeting.


                          VOTING AT THE ANNUAL MEETING

PROCEDURES FOR VOTING BY PROXY

     If you properly sign, return and do not revoke your proxy, the persons named as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the nominated directors, FOR the amendment of our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 to 200,000,000 and in accordance with the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. You can revoke your proxy by delivering to the Secretary of the Company, at the Company's address as listed above, either a written revocation of your proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

REQUIREMENTS FOR STOCKHOLDER APPROVAL

     A quorum will be present if a majority of the outstanding shares of Common Stock are present in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. To be elected, a director must receive more votes than any other nominee for the same seat on the Board of Directors. As a result, if you withhold your vote as to one or more directors, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors. To approve the amendment to the Certificate of Incorporation, a majority of the outstanding shares of Common Stock entitled to vote on the matter must vote in favor of the proposed amendment. To approve any other matter presented for stockholder approval, the number of shares voted in favor of the proposal must exceed the number of shares voted against the proposal, provided a quorum is present.

EFFECT OF ABSTENTIONS

     A stockholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of stockholders present at the Annual Meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

EFFECT OF BROKER NON-VOTES

     Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Companies listing their securities on the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of independent accountants. Proxies that brokers do not vote on one or more proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

                            SOLICITATION OF PROXIES

     The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our soliciting material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

                               SECURITY OWNERSHIP

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1999 by (a) each person known to the Company to own beneficially more than 5 percent of the Company's outstanding Common Stock, (b) each director who owns any such shares, (c) each Named Executive Officer who owns any such shares (see "Executive
Compensation -- Summary Compensation Table"), and (d) the directors and executive officers of the Company as a group:

                                                                 COMMON STOCK
                                                                 BENEFICIALLY
                                                                   OWNED(2)
                                                              -------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        SHARES     PERCENT
---------------------------------------                       ---------   -------
CBS Corporation(3)..........................................  4,540,000    19.5%
Massachusetts Financial Services Company(4).................  2,451,107    11.0
Thomas Cullen(5)............................................  1,596,652     7.1
MediaOne Interactive Services, Inc..........................  1,595,852     7.1
Michael Levy(6).............................................  1,288,417     5.7
Joseph Lacob(7).............................................    558,460     2.5
Andrew Nibley(8)............................................    425,672     1.9
James C. Walsh(9)...........................................    160,000       *
Mark J. Mariani(10).........................................     55,832       *
Kenneth Sanders(11).........................................     41,082       *
Andrew S. Sturner(12).......................................     32,238       *
Thomas Jessiman(13).........................................     31,457       *
Richard B. Horrow(14).......................................     24,750       *
Gerry Hogan(15).............................................     20,000       *
Michael P. Schulhof(16).....................................      7,333       *
Sean McManus................................................         --       *
Fredric G. Reynolds.........................................         --       *
All directors and executive officers as a group
  (14 persons)(17)..........................................  4,241,893    18.4

---------------

  * Less than 1%
 (1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o SportsLine USA, Inc., 6340 N.W. 5th Way, Fort Lauderdale, Florida 33309. Except as otherwise indicated, such beneficial owners have sole voting and investment power with respect to all shares of Common Stock owned by them, except to the extent such power may be shared with a spouse.
 (2) The number of shares of Common Stock deemed outstanding as of March 31, 1999 includes (i) 22,384,266 shares of Common Stock outstanding, and (ii) an aggregate of 1,524,619 shares issuable pursuant to options and warrants held by the respective person or group which may be exercised within 60 days thereafter ("presently exercisable stock options" and "presently exercisable warrants," respectively), as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and presently exercisable warrants are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
 (3) Reflects (i) 3,660,000 shares held of record and (ii) 880,000 shares subject to presently exercisable warrants. Does not include any additional shares of Common Stock and warrants to purchase Common Stock to be issued to CBS after March 31, 1999 pursuant to the CBS agreement. See "Certain Relationships and Related Transactions -- CBS Agreement." The address of CBS is 51 West 52nd Street, New York, New York 10019.
 (4) This disclosure of Massachusetts Financial Services Company ("MFS") is based solely upon information set forth in MFS's Schedule 13G/A dated February 11, 1999. The address of MFS is 500 Boylston Street, Boston, MA 02116.

 (5) Reflects (i) 800 shares held of record and (ii) 1,595,852 shares held of record by MediaOne of which Mr. Cullen is President. Mr. Cullen disclaims beneficial ownership of the shares held of record by MediaOne except to the extent of his pecuniary interest therein. The address of MediaOne and Mr. Cullen is 9000 East Nichols, Englewood, Colorado 80112.
 (6) Reflects (i) 1,235,292 shares held of record and (ii) 53,125 shares issuable upon exercise of presently exercisable stock options. Excludes 271,875 shares issuable upon exercise of stock options held by Mr. Levy not exercisable within 60 days.
 (7) Reflects (i) 63,803 shares held of record by Mr. Lacob, (ii) 6,602 shares held of record by a trust for the benefit of Mr. Lacob's children for which Mr. Lacob disclaims beneficial ownership and (iii) 158,055 shares held of record and 330,000 shares subject to presently exercisable warrants held by various funds associated with Kleiner Perkins Caufield & Byers of which Mr. Lacob is a general partner for which Mr. Lacob disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Mr. Lacob's address is 2750 Sand Hill Road, Menlo Park, California 94025.
 (8) Reflects shares held of record by Reuters NewMedia of which Mr. Nibley is a director and President. Mr. Nibley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of Reuters NewMedia and Mr. Nibley is 1700 Broadway, New York, New York 10019.
 (9) Reflects (i) 74,000 shares held of record by Mr. Walsh, (ii) 74,000 shares subject to presently exercisable warrants held by Mr. Walsh and (iii) 6,000 shares held of record and 6,000 shares subject to presently exercisable warrants held by the children of Mr. Walsh.
(10) Reflects (i) 6,250 shares held of record and (ii) 49,582 shares issuable upon exercise of presently exercisable stock options. Excludes 130,418 shares issuable upon exercise of stock options held by Mr. Mariani not exercisable within 60 days.
(11) Reflects (i) 4,000 shares held of record and (ii) 37,082 shares issuable upon exercise of presently exercisable stock options. Excludes 137,918 shares issuable upon exercise of stock options held by Mr. Sanders not exercisable within 60 days.
(12) Reflects (i) 4,948 shares held of record and (ii) 27,290 shares subject to presently exercisable stock options. Excludes 147,710 shares issuable upon exercise of stock options held by Mr. Sturner not exercisable within 60 days.
(13) Reflects (i) 6,250 shares held of record and (ii) 25,207 shares subject to presently exercisable stock options. Excludes 124,793 shares issuable upon exercise of stock options held by Mr. Jessiman not exercisable within 60 days.
(14) Reflects (i) 6,750 shares held of record by Mr. Horrow, (ii) 3,000 shares owned by a corporation wholly-owned by Mr. Horrow and (iii) 15,000 shares subject to presently exercisable warrants. Excludes 5,000 shares issuable upon exercise of warrants and 3,000 shares issuable upon exercise of stock options held by Mr. Horrow that are not exercisable within 60 days.
(15) Reflects 20,000 shares issuable upon exercise of presently exercisable warrants. Excludes 20,000 shares issuable upon exercise of warrants and 3,000 shares issuable upon exercise of stock options held by Mr. Hogan that are not exercisable within 60 days.
(16) Reflects 7,333 shares issuable upon exercise of presently exercisable options. Excludes 15,667 shares issuable upon exercise of stock options held by Mr. Schulhof that are not exercisable within 60 days.
(17) Includes the information in the notes herein, as applicable. Reflects (i) 3,597,274 shares held of record, (ii) 199,619 shares subject to presently exercisable stock options and (iii) 445,000 shares subject to presently exercisable warrants. Excludes (i) 834,381 shares issuable upon exercise of stock options and (ii) 25,000 shares issuable upon exercise of warrants not exercisable within 60 days.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The Board of Directors is divided into three classes, and each class of directors serves for a three-year term, or until successors of such class have been elected and qualified. At the Annual Meeting, the stockholders will elect three directors, each of whom will serve for a term expiring at the 2002 annual meeting of stockholders, or until his successor has been duly elected and qualified. In the event that any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Company's Bylaws. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

     Assuming a quorum is present, the three nominees receiving the highest number of affirmative votes of shares entitled to be voted for them will be elected as directors of the Company. Stockholders are not entitled to cumulate votes in the election of directors. Unless marked otherwise, proxies received will be voted FOR the election of each of the three nominees named below.

NOMINEES FOR ELECTION AS DIRECTOR

NAME                                                          TERM EXPIRES
----                                                          ------------
Thomas Cullen...............................................      2002
Richard B. Horrow...........................................      2002
Fredric G. Reynolds.........................................      2002

CURRENT DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE SUBSEQUENT TO THE ANNUAL MEETING

NAME                                                          TERM EXPIRES
----                                                          ------------
Gerry Hogan.................................................      2000
Sean McManus................................................      2000
Michael P. Schulhof.........................................      2000
Michael Levy................................................      2001
Joseph Lacob................................................      2001
Andrew Nibley...............................................      2001
James C. Walsh..............................................      2001

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES NAMED ABOVE.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

NAME                                        AGE        POSITION(S) HELD WITH THE COMPANY
----                                        ---        ---------------------------------
Michael Levy..............................  52    Chairman of the Board, President and Chief
                                                   Executive Officer
Kenneth W. Sanders........................  42    Senior Vice President and Chief Financial
                                                   Officer
Mark J. Mariani...........................  42    Executive Vice President, Sales
Andrew S. Sturner.........................  34    Senior Vice President, Business Development
Thomas Jessiman...........................  38    Senior Vice President of Operations
Thomas Cullen.............................  39    Director
Gerry Hogan...............................  53    Director
Richard B. Horrow.........................  44    Director
Joseph Lacob..............................  43    Director
Sean McManus..............................  44    Director
Andrew Nibley.............................  47    Director
Fredric G. Reynolds.......................  48    Director
Michael P. Schulhof.......................  57    Director
James C. Walsh............................  58    Director


     Michael Levy has served as the President, Chief Executive Officer and Chairman of the Board of the Company since its inception in February 1994. From 1979 through March 1993, Mr. Levy served as President, Chief Executive Officer and as a director of Lexicon Corporation, a high technology company specializing in data communications and signal processing technology. From January 1988 to June 1993, Mr. Levy also served as Chairman of the Board and Chief Executive Officer of Sports-Tech International, Inc., a company engaged in the development, acquisition, integration and sale of computer software, equipment and computer-aided video systems used by professional, collegiate and high school sports programs. Between June 1993 and February 1994, Mr. Levy was a private investor. Mr. Levy serves as a member of the Board of Directors of iVillage Inc.


     Kenneth W. Sanders has served as the Vice President and Chief Financial Officer of the Company since September 1997 and was appointed Senior Vice President in October 1998. From January 1996 to August 1997, Mr. Sanders served as Senior Vice President, Chief Financial Officer of Paging Network, Inc., the world's largest paging company. From May 1993 to December 1995, Mr. Sanders served as Executive Vice President, Chief Financial Officer and a director of CellStar Corporation, an integrated wholesaler and retailer of cellular phones and related products. Between July 1979 and April 1993, Mr. Sanders was with KPMG Peat Marwick, most recently as an Audit Partner from July 1990 to April 1993.

     Mark J. Mariani has served as the Company's Executive Vice President, Sales since April 1996. From August 1991 to March 1996, Mr. Mariani served as Executive Vice President of Sports Sales for Turner Broadcasting Sales, Inc. From June 1990 to August 1991, Mr. Mariani served as Senior Vice President and National Sales Manager for CNN in New York, and from May 1986 to June 1990, Mr. Mariani served as Vice President for CNN Sales Midwest. Prior to joining Turner Broadcasting, Mr. Mariani served as an Account Executive for WBBM, an owned and operated CBS television station in Chicago, Illinois.

     Andrew S. Sturner has served as the Company's Vice President, Business Development since June 1995 and was appointed Senior Vice President, Business Development in October 1998. From May 1994 to June 1995, Mr. Sturner served as Vice President of Business Development for MovieFone, Inc., an interactive telephone service company. From March 1993 to May 1994, Mr. Sturner served as President of Interactive Services, an interactive audiotext development company which he co-founded in 1992. From August 1990 to March 1993, Mr. Sturner was a bankruptcy associate at the law firm of Stroock & Stroock & Lavan.

     Thomas Jessiman has served as the Company's Senior Vice President of Operations since February 1998. From March 1997 to February 1998, Mr. Jessiman served as the Company's Vice President, International. From November 1995 to March 1997, Mr. Jessiman served as the Director of Business Development for U S WEST Media Group's Interactive Services Division and from September 1995 to November 1995, Mr. Jessiman served as Director of Business Development in the U S WEST Multimedia Group. From January 1992 to September 1994, Mr. Jessiman served as Manager in IBM's Multimedia Group.

     Thomas Cullen, appointed a director of the Company in April 1997, has served as President of MediaOne Interactive Services, Inc. (formerly U S WEST, Inc. Media Group's Interactive Services Division) since April 1997. Prior thereto, Mr. Cullen held various positions with U S WEST since 1981, including Vice President, Business Development for U S WEST Media Group's Interactive Services Division from April 1992 to April 1997. Mr. Cullen serves as a member of the Board of Directors of Preview Travel, Inc. and Third Age Media, Inc.

     Gerry Hogan, appointed a director of the Company in November 1996, has served as Chairman and Chief Executive Officer of Cygnus Publishing, Inc., a magazine publishing company, since May 1997. He served as President and Chief Executive Officer of the Home Shopping Network from February 1993 to August 1995. Prior thereto, Mr. Hogan served as vice chairman of Whittle Communications, L.P. from October 1990 to February 1993. From October 1971 to September 1987, Mr. Hogan held various positions at Turner Entertainment Networks and most recently served as President. Mr. Hogan serves as a member of the Board of Directors of the Hard Rock Hotel & Casinos, London Fog Industries, Inc. and Ethnic American Broadcasting Company and as a member of the Board of Trustees of Eckerd College.

     Richard B. Horrow, appointed a director of the Company in September 1994, is an attorney and sports development consultant and has served as President of Horrow Sports Ventures, Inc., a sports consulting firm, since its inception in May 1988. Since July 1994, Mr. Horrow has been the host of the weekly television show "The Sports Business Report," which is distributed nationally through Prime Network/Sports Channel/New Sport affiliates, and has also hosted the weekly radio show "The Sports Professor," aired nationally on Prime Radio. Mr. Horrow also currently serves as a consultant for various sports-related matters to The City of Oklahoma City, the National Football League, the Ladies Professional Golf Association, the Baltimore Orioles and the National Association of Professional Baseball Leagues. From March 1991 to March 1992, Mr. Horrow served as the Executive Director of Golden Bear Sports Management, a sports management firm.

     Joseph Lacob, appointed a director of the Company in May 1995, has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital partnership, since May 1987. Mr. Lacob also serves on the Board of Directors of Heartport, Inc., Corixa, Inc., IsoStent, Inc. and Pharmacyclics, Inc., as well as several other privately held ventures in the medical and sports media businesses.

     Sean McManus, appointed a director of the Company in March 1997, has served as President of CBS Sports since December 1996. From October 1987 to December 1996, Mr. McManus was Senior Vice President U.S. Television Sales and Programming at Trans World International, the television division of International Management Group. From August 1981 to October 1987, Mr. McManus was Vice President Planning and Development at NBC Sports. From September 1979 to August 1981, Mr. McManus served as Associate Producer and Producer at NBC Sports and from August 1977 to September 1979 he was a Production Assistant to the Associate Producer at ABC Sports.

     Andrew Nibley, appointed a director of the Company in March 1996, has served as President, Reuters NewMedia, Inc. ("Reuters NewMedia") since January 1998 and a director of Reuters NewMedia since January 1994. From January 1994 to January 1998, Mr. Nibley was the Editor and Executive Vice President of Reuters NewMedia. From January 1989 to January 1994, Mr. Nibley was the Editor, America for Reuters America, Inc. He was also named the Senior Vice President, News and Television of Reuters America, Inc. in July 1993.

     Fredric G. Reynolds, appointed a director of the Company in April 1999, has served as Executive Vice President and Chief Financial Officer of CBS Corporation since March 1994. From December 1990 to March 1994, Mr. Reynolds was Senior Vice President, Finance and Chief Financial Officer of PepsiCo International Foods.

     Michael P. Schulhof, appointed a director of the Company in November 1997, is a private investor. From June 1974 to January 1996, Mr. Schulhof held various positions at Sony Corporation of America, Inc. and most recently served as President and Chief Executive Officer from June 1993 to January 1996. Mr. Schulhof is a trustee of Brandeis University, Lincoln Center for the Performing Arts, Inc., New York University Medical Center and the Brookings Institute, serves on the Board of Directors of the Center on Addiction and Substance Abuse at Columbia University, is a member of the Council on Foreign Relations and a member of the Investment and Services Policy Advisory Committee to the U.S. Trade Representative.

     James C. Walsh, appointed a director of the Company in August 1994, is an attorney who has been engaged in the private practice of law since 1968. Mr. Walsh has also served as the President of Namanco Productions, Inc., a sports marketing and management firm, since 1969. Namanco Productions, Inc. is the agent and manager of NFL Hall of Fame quarterback Joe Namath.

DIRECTOR COMPENSATION

     The Company reimburses its directors for out-of-pocket expenses incurred in connection with their rendering of services as directors. The Company currently does not pay cash fees to its directors for attendance at meetings. Non-employee directors are eligible to receive options under the 1997 Plan.

     On June 11, 1998, the Compensation Committee granted an option to purchase 3,000 shares of common stock to each of Messrs. Hogan, Horrow, Nibley, Schulhof and Walsh at an exercise price of $29.44 per share. As a result of a significant decline in the market price of the Company's Common Stock during the third quarter of 1998, the Compensation Committee of the Board of Directors amended these options on September 16, 1998 to reduce their exercise prices to the market value of the Common Stock on such date ($14.0625 per share). None of the other terms of the options so amended were affected and none of such options were exercisable as of March 31, 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     During 1998, the Board of Directors held seven meetings, including telephonic meetings, and took certain actions by written consent. Each director attended at least 75 percent of the aggregate of (i) the number of such meetings, and (ii) the number of meetings held by all committees of the Board of Directors on which such director served during 1998.

     The Board of Directors has established two standing committees: the Audit Committee and the Compensation Committee. Each of these committees is responsible to the full Board of Directors. The functions performed by these committees are summarized below:

          Audit Committee. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services, including quarterly reviews, proved by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flow and reviews and evaluates the Company's quality of significant accounting principles and underlying estimates and internal control functions. The members of this committee are Messrs. Cullen, Lacob and Reynolds. The Audit Committee met once during 1998.

          Compensation Committee. The Compensation Committee reviews and approves the compensation of the Company's directors, officers and employees, including salaries, bonuses, commission, and benefit plans, and administers the Company's stock plans, including the 1995 Stock Option Plan (the "Stock Option Plan"), the 1997 Incentive Compensation Plan (the "1997 Incentive Plan") and the 1997 Employee Stock Purchase Plan (the "Stock Purchase Plan"). The members of this committee are Messrs. Hogan, Levy and McManus. The Compensation Committee met once during 1998 and took certain actions by written consent.

     The Board of Directors may from time to time establish other committees. The Board of Directors does not have a nominating committee.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the years ended December 31, 1996, 1997 and 1998 by the Company's Chief Executive Officer and its other executive officers (the "Named Executive Officers").

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                            ANNUAL COMPENSATION(1)     ------------------
                                          --------------------------       SECURITIES        ALL OTHER
NAME AND PRINCIPAL POSITION               YEAR    SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION
---------------------------               ----   --------   --------   ------------------   ------------
Michael Levy............................  1998   $306,250   $105,000        175,000           $25,097(2)
  Chairman, President and                 1997    206,787     75,000        150,000            23,027(2)
  Chief Executive Officer                 1996    167,887     50,000             --            22,922(2)

Kenneth W. Sanders......................  1998    225,000     56,000        100,000             1,716(4)
  Senior Vice President and               1997     72,717     15,000        100,000            47,579(4)
  Chief Financial Officer(3)

Mark J. Mariani.........................  1998    197,917     50,000        100,000                --
  Executive Vice President, Sales         1997    165,066     25,000         20,000                --
                                          1996    112,243     10,000         80,000             8,205(4)

Andrew S. Sturner.......................  1998    178,125     50,000        130,000                --
  Senior Vice President, Business         1997    127,500     20,000         30,000                --
  Development                             1996    101,934     10,000             --                --

Thomas Jessiman.........................  1998    171,875     40,000        100,000                --
  Senior Vice President of                1997    118,750     10,000         50,000             5,318(4)
  Operations(5)

---------------

(1) The column for "Other Annual Compensation" has been omitted because there is no compensation required to be reported in such column. The aggregate amount of perquisites and other personal benefits provided to each Named Executive Officer is less than 10% of the total annual salary and bonus of such officer.
(2) Represents premiums paid for life and disability insurance policies for the benefit of Mr. Levy.
(3) Mr. Sanders joined the Company in September 1997.
(4) Represents reimbursement of relocation and moving expenses.
(5) Mr. Jessiman joined the Company in March 1997.

STOCK OPTION GRANTS

     The following table sets forth information concerning the grant of stock options made during 1998 to each Named Executive Officer.

                       OPTION GRANTS IN FISCAL YEAR 1998

                                                           INDIVIDUAL GRANTS
                                       ----------------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                       NUMBER OF                                                    ASSUMED ANNUAL RATES OF STOCK
                                       SECURITIES    % OF TOTAL                                     PRICE APPRECIATION FOR OPTION
                                       UNDERLYING    GRANTED TO      EXERCISE                                  TERM(2)
                                        OPTIONS     EMPLOYEES IN      PRICE         EXPIRATION      -----------------------------
NAME                   DATE OF GRANT   GRANTED(1)   FISCAL YEAR    ($/SHARE)(2)        DATE            5%($)           10%($)
----                   -------------   ----------   ------------   ------------   ---------------   ------------   --------------
Michael Levy.........    09/16/98       175,000        8.84%         14.0625        09/14/2008       $1,547,670     $  3,922,101

Mark J. Mariani......    06/11/98(3)     40,000         2.02         14.0625        06/10/2008          342,845          863,321(4)
                         09/16/98        30,000         1.52         14.0625        09/14/2008          265,315          672,360
                         12/31/98        30,000         1.52         15.5625        12/31/2008          293,615          744,079

Kenneth W. Sanders...    06/11/98(3)     40,000         2.02         14.0625        06/10/2008          342,845          863,321(4)
                         09/16/98        30,000         1.52         14.0625        09/14/2008          265,315          672,360
                         12/31/98        30,000         1.52         15.5625        12/31/2008          293,615          744,079

Andrew S. Sturner....    06/11/98(3)     30,000         1.52         14.0625        06/10/2008          257,134          647,491(4)
                         09/16/98        70,000         3.54         14.0625        09/14/2008          619,068        1,568,840
                         12/31/98        30,000         1.52         15.5625        12/31/2008          293,615          744,079

Thomas Jessiman......    06/11/98(3)     50,000         2.54         14.0625        06/10/2008          428,557        1,079,152(4)
                         09/16/98        25,000         1.26         14.0625        09/14/2008          221,096          560,300
                         12/31/98        25,000         1.26         15.5625        12/31/2008          244,679          620,065

---------------

(1) All such options were granted under the Incentive Plan and become exercisable in installments over four years. Under the Incentive Plan, these options will become immediately exercisable in the event of certain change of control transactions involving the Company.
(2) In accordance with the rules of the Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates of appreciation do not represent the Company's estimate or projection of the appreciation of shares of Common Stock of the Company.
(3) The indicated options were initially granted on June 11, 1998 with an exercise price of $29.44 per share. Such options were repriced on September 16, 1998 with the terms described in this table. See "-- Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options."
(4) The potential realizable values for these options are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from September 16, 1998, the date these options were repriced, to their expiration date. See "-- Historical Information Regarding Repricing, Replacement or Cancellation and Regrant of Options."

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

     The following table sets forth information concerning (i) options exercised during 1998 by the Named Executive Officers and (ii) the number and value of unexercised stock options held by the Named Executive Officers at fiscal year-end, based on a value per share of Common Stock of $15.5625, the closing sale price of the Common Stock on the Nasdaq National Market System on December 31, 1998.

          OPTIONS EXERCISED IN 1998 AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                 SHARES                      DECEMBER 31, 1998             DECEMBER 31, 1998
                               ACQUIRED ON    VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   --------   -----------   -------------   -----------   -------------
Michael Levy.................        --            --     37,500         287,500       $283,594      $1,113,281
Mark J. Mariani..............    10,000      $349,300     49,166         140,834        691,399         610,476
Kenneth W. Sanders...........        --            --     51,666         148,334        390,724         470,526
Andrew S. Sturner............        --            --     45,000         155,000        608,938         389,438
Thomas Jessiman..............        --            --     20,000         130,000        203,750         406,875

HISTORICAL INFORMATION REGARDING REPRICING, REPLACEMENT OR CANCELLATION AND REGRANT OF OPTIONS

     The following table sets forth information concerning the repricing, replacement or cancellation and regrant of options held by persons who are executive officers of the Company. The table reflects all repricings, replacements and cancellations and regrants of options that have occurred since the Company became a reporting company under Section 13 of the Securities Exchange Act of 1934, as amended, in 1997.

                                                                                                     LENGTH OF ORIGINAL
                                                                                                        OPTION TERM
                                                     MARKET PRICE OF    EXERCISE PRICE               REMAINING AT DATE
                                     NUMBER OF       STOCK AT TIME OF     AT TIME OF        NEW       OF REPRICING OR
                                  OPTIONS REPRICED     REPRICING OR        REPRICING      EXERCISE       AMENDMENT
                         DATE        OR AMENDED         AMENDMENT        OR AMENDMENT      PRICE         (IN YEARS)
                         ------   ----------------   ----------------   ---------------   --------   ------------------
Michael Levy.........        --            --                  --                --             --            --
Mark J. Mariani......  9/16/1998       40,000            $14.0625           $ 29.44       $14.0625          9.75
Kenneth W. Sanders...  9/16/1998       40,000            $14.0625           $ 29.44       $14.0625          9.75
Andrew S. Sturner....  9/16/1998       30,000            $14.0625           $ 29.44       $14.0625          9.75
Thomas Jessiman......  9/16/1998       50,000            $14.0625           $ 29.44       $14.0625          9.75

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REPORT ON FISCAL 1998 OPTION REPRICINGS

     On September 16, 1998, the Compensation Committee approved a reduction of the exercise price of a total of 230,000 options that it had granted to the Company's officers and directors on June 11, 1998. We reduced the exercise price of the options from $29.44 to $14.0625 per share, which was the fair market value of a share of Common Stock on September 15, 1998. All other terms of the options remained as they were before the repricing. In addition, in October 1998, the Compensation Committee amended an aggregate of 625,382 outstanding options held by certain other employees of the Company to reduce their exercise prices to current market value

     We approved the repricings because we believe that equity interests are a significant factor in the Company's ability to attract and retain key employees that are critical to its long-range success. The options held by executive officers and directors that were repriced had an initial exercise price of $29.44 per share, which represented the fair market value of the common stock on June 11, 1998. During the third quarter of 1998, the market value of the common stock declined, reaching a market price of $14.0625 per share by September 15, 1998. This market decline was contrary to the incentive objectives of the Board with respect to the recent grant. In view of the number of underwater options held by the Company's directors and employees at that time, the significant decrease in the market price of the common stock and the competition for personnel with the skills and experience possessed by our optionees, we approved a reduction in the exercise price of 230,000 options held by the Company's directors and executive officers to the fair market value of the Company's common stock on the date of the repricing.

                                          Gerry Hogan
                                          Michael Levy
                                          Sean McManus

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS REPORT ON EXECUTIVE
COMPENSATION

     Under rules established by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year.

     Compensation Philosophy and Review. The Company's compensation philosophy for executive officers serves two principal purposes: (i) to provide a total compensation package for officers that is competitive and enables the Company to attract and retain key executive and employee talent needed to accomplish the Company's long-term business objectives and (ii) to directly link compensation to improvements in Company performance and increases in stockholder value as measured principally by the trading price of the Company's

Common Stock and an individual's contribution and personal performance. During 1998, the Compensation Committee did not attempt to specifically analyze compensation levels at comparable companies.

     The Compensation Committee reviews, recommends and approves changes to the Company's compensation policies and benefits programs, administers the Company's stock option plans, including approving stock option grants, and otherwise seeks to ensure that the Company's compensation philosophy is consistent with the Company's best interests and is properly implemented.

     Elements of Executive Officer Compensation. The Company's executive compensation consists primarily of base salary, health insurance and similar benefits, cash bonuses, the award of stock options designed to provide long-term incentive and eligibility to participate in compensation and benefit programs available to other employees, including the Company's Employee Stock Purchase Plan. In addition, the Compensation Committee may recommend the grant of discretionary bonuses to the Company's executive officers. The Compensation Committee believes that in the highly competitive, emerging markets in which the Company operates, equity-based compensation provides the greatest incentive for outstanding executive performance and the greatest alignment of management and stockholder long-term interests.

     Officer Salaries. The Compensation Committee reviews the annual salary of the executive officers, including the Chief Executive Officer. In determining the appropriate salary levels, the Compensation Committee considers, among other factors, the officer's scope of responsibility, prior experience, past accomplishments, and data on prevailing compensation levels in relevant markets for executive talent. Based on the foregoing, during 1998 the Compensation Committee approved salary increases for certain executive officers which the Compensation Committee believes appropriately reflect the increase in the level of the Company's operations and officer responsibility and performance. In December 1998, the Compensation Committee increased Mr. Levy's salary to $330,000, effective January 1, 1999, based upon, among other factors, the Compensation Committee's positive assessment of Mr. Levy's performance during 1998. In reviewing Mr. Levy's performance, the Compensation Committee noted in particular a number of Company achievements during 1998, including the capital raised in the secondary offering of the Company's Common Stock in April 1998, the significant growth in revenues and site traffic, the completion of a number of significant strategic alliances (including with America Online, Inc.) and the successful recruiting and hiring of other key employees. The Compensation Committee also increased the salary levels of several of the other members of the Company's senior management team, effective January 1, 1999. In general, these increases were consistent with Mr. Levy's increase, and were based upon a similar analysis of such officers' increased responsibility and positive performance assessments.

     Stock Option Grants. The Company has utilized long-term equity compensation as an important element for compensating and providing incentives to its executive officers. It is the Company's practice to set option exercise prices for officers at not less than 100% of the stock fair market value on the date of grant. Thus, the value of the stockholders' investment in the Company must appreciate before an optionee receives any financial benefit from the option. Options are generally granted for a term of ten years. Options granted to executive officers generally provide that they are not exercisable until one year after the date of grant, at which time they become exercisable on a cumulative basis at a maximum annual rate of 25% of the total number of shares underlying the option grant. In determining the size of the stock option grants, the Compensation Committee considers various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and the number of shares owned by the officer or which continue to be subject to vesting under outstanding options. In addition, the Compensation Committee examines the level of equity incentives held by each officer relative to the other officers' equity positions and their tenure, responsibilities, experience, and value to the Company. During 1998, the Compensation Committee granted all executive officers as a group (including Mr.
Levy) additional options to purchase an aggregate of 605,000 shares of Common Stock.

     Annual Cash Bonuses. Annual cash bonus awards are based on both Company performance relative to an annual plan prepared before the beginning of each fiscal year and approved by the Board of Directors, reflecting appropriate progress toward the Company's long-term goals and individual contributions to the achievement of the annual plan. Bonus awards vary depending on the officer's base salary.

     Summary. The Compensation Committee believes that the Company's compensation programs are competitive with those of other technology and Internet companies.

     Policy on Deductibility of Compensation. Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests.
                                          Gerry Hogan
                                          Michael Levy
                                          Sean McManus

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is comprised of Gerry Hogan, Michael Levy and Sean McManus. Mr. Levy is an executive officer of the Company. Mr. Levy does not participate in discussions or decisions regarding his own compensation or performance appraisals.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Michael Levy, pursuant to which he will serve as Chairman of the Board, President and Chief Executive Officer through December 31, 2003, subject to extension or renewal. Mr. Levy will receive an annual base salary of at least $300,000 and such bonuses as may be awarded from time to time by the Board or any compensation committee thereof. Pursuant to the agreement, the Company shall grant Mr. Levy options to purchase at least 150,000 shares of Common Stock during each calendar year of his employ at exercise prices to be determined at the time of grant. If the agreement is terminated by the Company other than by reason of death, Disability (as defined in the agreement) or Cause (as defined in the agreement), or by Mr. Levy for Good Reason (generally defined as a material breach by the Company of the agreement), the Company will pay to Mr. Levy within five days of such termination an amount equal to the sum of Mr. Levy's accrued base salary and vacation pay through the date of termination, a pro rata portion of his most recent bonus pay and an amount equal to the greater of two times his current annual base salary or the amount of base salary that would have been payable to him for the remainder of the term of the agreement. The agreement prohibits Mr. Levy from competing with the Company during his employment and for a period of two years after termination of his employment.

     The Company has entered into a three-year employment agreement with Kenneth
W. Sanders pursuant to which he will serve as Chief Financial Officer through September 2000. Mr. Sanders will receive an annual base salary of $210,000, subject to annual review for merit increases, and such bonuses as may be awarded from time to time by the Board or any compensation committee thereof. Upon commencement of his employment, the Company granted Mr. Sanders options to purchase 80,000 shares of Common Stock at an exercise price of $8.00 per share. If the agreement is terminated by the Company other than by reason of death, Disability (as defined) or Cause (as defined), or by Mr. Sanders for Good Reason (generally defined as a material breach by the Company of the agreement), the Company will continue to pay Mr. Sanders for a period of six months (one year, if such termination is within one year following a change in control) his base salary plus, an additional amount not to exceed $105,000 depending on the value during such six-month period of the stock options granted to him. In addition, all unvested stock options held by Mr. Sanders at the time his employment is terminated will immediately vest and become exercisable for a period of one year following the date of termination. The agreement prohibits Mr. Sanders from competing with the Company during his employment and for a period of two years after termination of his employment.

     The Company has also entered into an agreement with each of Mark J. Mariani, Andrew S. Sturner and Thomas Jessiman, whereby the Company has agreed to provide each of Messrs. Mariani, Sturner and Jessiman with certain compensation in the event any of such person's employment is terminated by the Company without Cause. If any of such person's employment is terminated without Cause, the Company will continue to pay Messrs. Mariani, Sturner or Jessiman, as applicable, an amount equal to the installments of such person's base salary (at the rate in effect immediately prior to the date of termination) that would have been paid to such person had such employment not been so terminated for a period of (i) six months if such termination is either prior to a change of control or more than one year after a change of control or (ii) one year if such termination is within one year following a change of control. In addition, all unvested stock options held by Messrs. Mariani, Sturner or Jessiman, as applicable, at the time such employment is terminated will immediately vest and become exercisable for a period of one year following the date of termination.

STOCK PLANS

     1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "1995 Plan") was adopted by the Board of Directors in August 1995 and approved by the Company's shareholders in March 1996. The 1995 Plan provides for the grant of "incentive stock options," within the meaning of the Internal Revenue Code, to employees and officers of the Company, and non-qualified stock options to employees, consultants, directors and officers of the Company. Up to 1,200,000 shares of Common Stock are authorized for issuance under the 1995 Plan. As of December 31, 1998, options to purchase a total of 735,278 shares of Common Stock at a weighted average exercise price of $4.86 were outstanding under the 1995 Plan (of which options to purchase approximately 385,193 shares were then exercisable).

     The 1995 Plan is administered by the Board of Directors, which has the authority to select the optionees and determine the terms of the options granted, including (i) the number of shares subject to each option, (ii) option exercise terms, (iii) the exercise price of the option (which in the case of an incentive stock option cannot be less that the fair market value of the Common Stock as of the date of grant), (iv) the duration of the option, and (v) the time, manner and form of payment upon exercise of an option. An option is not transferable by the optionholder except by will or by the laws of descent and distribution. Generally, no incentive stock option may be exercised more than three months following termination of employment, unless the termination is due to death or disability, in which case the option is exercisable for a maximum of twelve months after such termination or unless the termination is due to the employee's misconduct, in which case the option shall terminate immediately.

     1997 Incentive Compensation Plan. The 1997 Incentive Compensation Plan (the "Incentive Plan") is designed to assist the Company in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors and independent contractors (collectively, the "Participants") by enabling the Participants to acquire or increase a proprietary interest in the Company, as well as providing the Participants with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value. Pursuant to the Incentive Plan, the Company may grant Participants stock options, stock appreciation rights, restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property (collectively, "Awards"). A committee comprised of at least two non-employee directors (the "Committee"), or in the absence thereof the Board of Directors, administers and interprets the Incentive Plan and is authorized to grant Awards to all eligible Participants.

     The total number of shares of Common Stock that may be subject to the granting of Awards under the Incentive Plan is equal to: (i) 3,000,000 shares, plus (ii) the number of shares with respect to Awards previously granted under the Incentive Plan that terminate without being exercised, expire, are forfeited or canceled, and the number of shares of Common Stock that are surrendered in payment of any Awards or any tax withholding requirements. As of December 31, 1998, options to purchase a total of 2,086,426 shares of Common Stock at a weighted average exercise price of $11.28 were outstanding under the Incentive Plan (of which options to purchase approximately 103,982 shares were then exercisable). As a result of a significant decline in the market price of the Company's Common Stock during the third quarter of 1998, certain options granted pursuant to the Incentive Plan had exercise prices substantially in excess of the market price of the Company's Common Stock. In order to ensure that such options continued to provide sufficient incentives to key employees to continue their meaningful efforts on behalf of the Company, in September 1998 the Company amended an aggregate of 230,000 outstanding options held by certain officers and directors to reduce their exercise prices to current market value, and in October 1998 the Company amended an aggregate of 625,382 outstanding options held by certain other employees of the Company to reduce their exercise prices to current market value. None of the other terms of the options so amended were affected and, as of March 31, 1999, 47,632 of such options were exercisable.

     The right of a Participant to exercise or receive a grant or settlement of an Award, and the timing thereof, may be subject to such performance conditions (including subjective individual goals) as may be specified by the Committee. In addition, the Incentive Plan authorizes specific annual incentive Awards, which represent a conditional right to receive cash, shares of Common Stock or other Awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year.

     Awards may be settled in the form of cash, shares of Common Stock, other Awards or other property in the discretion of the Committee. The Committee may condition any payment relating to an Award on the withholding of taxes and may provide that a portion of any shares of Common Stock or other property to be distributed will be withheld (or previously acquired shares of Common Stock or other property surrendered by the Participant) to satisfy withholding and other tax obligations. Awards granted under the Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant's death, except that the Committee may, in its discretion, permit transfers for estate planning or other purposes subject to any applicable restrictions.

     The Incentive Plan also provides that each non-employee director who is not affiliated with or a designee of a beneficial owner of more than 5% of the Common Stock will automatically receive (i) an option to purchase 12,000 shares of Common Stock on the date of his or her election or appointment and (ii) on the date of the Company's annual meeting of stockholders, an option to purchase 3,000 shares of Common Stock. Such options have a term of 10 years and become exercisable at the rate of 25% per year commencing on the first anniversary of the date of grant; provided, however, that the options shall be fully exercisable in the event that, while serving as a director, the non-employee director dies, suffers a "disability," or "retires" (within the meaning of such terms as defined in the Incentive Plan). The per share exercise price of options granted to non-employee directors will be equal to the fair market value of a share of Common Stock on the date such option is granted. Unless otherwise extended in the sole discretion of the Compensation Committee, the unexercised portion of any formula option grant will become null and void (i) three months after the date on which the non-employee director ceases to be a director for any reason other than the non-employee director's willful misconduct or negligence, disability, death or retirement, (ii) immediately in the event of the non-employee director's willful misconduct or negligence, (iii) at the expiration of its original term if the non-employee ceases to be a director by reason or his or her retirement, or (iv) one year after the non-employee director ceases to be a director by reason of his or her disability or death.

     Employee Stock Purchase Plan. The Company has reserved for issuance 500,000 shares of Common Stock under the Company's 1997 Employee Stock Purchase Plan (the "Purchase Plan"). All eligible employees (as defined therein), other than holders of stock or options to purchase 5% or more of the Company's Common Stock, employed by the Company from time to time may elect to participate in the Purchase Plan. Under the Purchase Plan, participants are granted a purchase right to acquire shares of Common Stock at semi-annual intervals, during 12-month offering periods, with the exception of the first period, which commenced on November 13, 1997 and ended on December 31, 1998. The purchase price for the shares under the Purchase Plan will be paid by the employee through periodic payroll deductions and/or lump sum payments not to exceed 25% of the participant's total annual compensation. The purchase price per share will be equal to 85% of the lower of (i) the fair market value of the Common Stock at the beginning of the offering period (which, in the case of the first offering period, was $8.00) or, if greater, the fair market value of the Common Stock on the date the participant enrolls in the Purchase Plan, or (ii) the fair market value per share of the Common Stock on the purchase date. In no event may a participant purchase more than $25,000 of Common Stock pursuant to the Purchase Plan in any calendar year. As of December 31, 1998, employees' contributions to the Purchase Plan aggregating approximately $2,325,751 had been applied to the purchase of 329,085 shares of Common Stock.

401(K) PLAN

     The Company maintains a 401(k) retirement savings plan (the "401(k) Plan"). All employees of the Company, meeting certain minimum eligibility requirements, are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may contribute up to 15% of his or her pre-tax gross compensation (but not greater than a statutorily prescribed annual limit). The percentage elected by certain highly compensated participants may be required to be lower. The 401(k) Plan permits, but does not require, additional contributions to the 401(k) Plan by the Company. As of December 31, 1998, the Company had not made any such contributions. All amounts contributed by employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times.

                               PERFORMANCE GRAPH

     The following graph compares, for the period from November 13, 1997 (the date that the Common Stock was first publicly traded) to December 31, 1998, the cumulative total stockholder return on the Common Stock with (i) the Nasdaq Stock Market (U.S. companies) Index (the "Nasdaq Market Index") and (ii) the Hambrecht & Quist Internet Index ("H&Q Internet Index"). The graph assumes that $100 was invested on November 13, 1997 in the Common Stock and the Nasdaq Market Index and the H&Q Internet Index, and further assumes no payment or reinvestment of dividends. The stock price performance on the following graph is historical and not necessarily indicative of future stock price performance.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
        SPORTSLINE USA, INC., NASDAQ MARKET INDEX AND H&Q INTERNET INDEX
                                    [Graph]

               MEASUREMENT PERIOD
             (FISCAL YEAR COVERED)                      SPLN             NASDAQ             H&Q
             ---------------------                    -------            -------          -------
11/13/97                                                  100               100               100
12/31/97                                               134.38            101.16            112.85
12/31/98                                               194.53            140.76            263.95

                AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED
             CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK
                                (PROPOSAL NO. 2)

GENERAL

     The Company's Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The Board of Directors has adopted a resolution proposing that the Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to 200,000,000 shares, subject to stockholder approval of the amendment. No change is being proposed to the authorized number of shares of Preferred Stock.

CURRENT USE OF SHARES

     As of March 31, 1999, the Company had approximately 22,384,000 shares of Common Stock outstanding, approximately 3,618,000 shares of Common Stock reserved for future issuance under the Company's incentive stock plans, of which approximately 2,640,000 shares are covered by outstanding options and approximately 978,000 shares are available for future grant or purchase, approximately 4,461,000 shares of Common Stock reserved for issuance upon exercise of outstanding warrants and approximately 2,303,000 shares of Common Stock reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Notes due 2006. Based upon the foregoing number of outstanding and reserved shares of Common Stock, the Company has approximately 17,234,000 shares remaining available for other purposes. In addition, pursuant to the Company's agreement with CBS Corporation ("CBS"), the Company has agreed to issue to CBS on specified issue dates for each of the sixth through tenth contract years of such agreement Common Stock having a fair market value of $20 million on each such issue date. Based on the closing sales price of the Common Stock on March 31, 1999 ($45.625), the Company would be obligated to issue an aggregate of approximately 2,192,000 shares to CBS pursuant to the agreement. See "Certain Relationships and Related Transactions -- CBS Agreement."

PROPOSED AMENDMENT TO CERTIFICATE OF INCORPORATION

     The Board of Directors has adopted resolutions setting forth the proposed amendment to the first sentence of Article 4 of the Certificate of Incorporation (the "Amendment"), the advisability of the Amendment, and a call for submission of the Amendment for approval by the Company's stockholders at the Annual Meeting. The following is the text of the first sentence of Article 4 of the Certificate of Incorporation, as proposed to be amended:

          The aggregate number of shares of all classes of capital stock which this Company shall have authority to issue is 201,000,000, consisting of
     (i) 200,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock").

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

     The Board of Directors believes that it is in the Company's best interest to increase the number of shares of Common Stock that the Company is authorized to issue in order to give the Company additional flexibility to maintain a reasonable stock price with future stock splits and stock dividends. Under the current Certificate of Incorporation, the Board of Directors may not authorize stock splits or declare stock dividends without first soliciting and obtaining stockholder approval if following such action the total number of shares of Common Stock outstanding and reserved for issuance would exceed 50,000,000 shares. Under the Certificate of Incorporation as amended, the Board of Directors would have the flexibility to authorize stock splits and declare stock dividends resulting in outstanding and reserved shares of Common Stock of up to 200,000,000 shares.

     The Board of Directors also believes that the availability of additional authorized but unissued shares will provide the Company with the flexibility to issue Common Stock for other proper corporate purposes which may be identified in the future, such as to raise equity capital, to make acquisitions through the use of stock, to establish strategic relationships with other companies or content providers, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional Common Stock for any purpose other than pursuant to certain strategic relationships that have been previously disclosed.

     The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company's stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board of Directors.

     Under the Certificate of Incorporation, the Company's stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase such shares. In addition, if the Board of Directors elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on earnings per share, voting power, and share holdings of current stockholders.

     The proposed amendment to increase the authorized number of shares of Common Stock could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. For example, in the event of a hostile attempt to take over control of the Company, it may be possible for the Company to endeavor to impede the attempt by issuing shares of the Common Stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board of Directors is not aware of any attempt to take control of the Company and the Board of Directors has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary for approval of the Amendment. Therefore, abstentions and broker non-votes will effectively count as votes against the Amendment.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends that the stockholders vote "FOR" the proposal to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 50,000,000 shares to 200,000,000 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     CBS Agreement. In March 1997, the Company entered into a strategic alliance with CBS pursuant to which CBS acquired a minority ownership interest in the Company and the Company's flagship Web site was renamed "cbs.sportsline.com". The agreement provides for cbs.sportsline.com to receive, among other things, extensive network television advertising and on-air promotion during the term of the agreement, primarily during CBS television sports broadcasts such as the NFL, the NCAA Men's Basketball Tournament, NCAA Football, PGA Tour events, U.S. Open tennis and the Daytona 500. In addition, the Company has the right to use certain CBS logos and television-related sports content on cbs.sportsline.com and in connection with the operation and promotion of that Web site. CBS and the Company will seek to maximize revenue through a joint advertising sales effort and by creating merchandising opportunities. The agreement also provides the Company access to certain CBS television-related sports content and the potential to create distribution and revenue opportunities with more than 200 CBS affiliates throughout the United States. In addition, under the terms of the agreement, the Company and CBS will share advertising revenue on pages of cbs.sportsline.com that relate to certain CBS broadcast sports events or that contain CBS content.


     In February 1999, the Company amended its agreement with CBS to extend the term of the agreement for five years, through 2006. Commencing with calendar year 1999, CBS will provide advertising and promotion in accordance with a fixed promotion schedule. The Company accelerated the issuance to CBS of 1,052,937 shares of Common Stock and warrants to purchase 760,000 shares of Common Stock, which originally were to be issued in 2000 and 2001. The Company also issued to CBS new warrants to purchase 1,200,000 shares of Common Stock, which vest on various dates through January 2001, and agreed to issue to CBS on specified issue dates for each of the sixth through tenth contract years Common Stock having a fair market value of $20 million on each such issue date. In addition, a revenue sharing provision which required the Company to pay CBS a percentage of certain advertising revenues was replaced with a new revenue sharing formula based on specified percentages of the Company's "Net Revenue" (as defined in the agreement).


     Reuters NewMedia Agreement. In March 1996, the Company and Reuters NewMedia entered into an agreement pursuant to which the Company agreed to provide Reuters NewMedia a 60-day exclusive negotiation period with respect to
(i) the provision of non-U.S. sports news and information for any Internet, wireless or other proprietary online service marketed to foreign countries or regions that the Company considers launching, (ii) the branding of such service and (iii) an investment in such service. The Company also agreed to provide Reuters NewMedia a reasonable opportunity to match the terms for such an agreement offered by another party if such terms are equivalent or less favorable to the Company than those offered by Reuters NewMedia. The Company also agreed (i) subject to technological feasibility, to negotiate an agreement to develop a customized version of cbs.sportsline.com available only to Reuters NewMedia subscribers through a Reuters NewMedia product, (ii) to grant Reuters NewMedia the exclusive right to redistribute the Company's news and information content within a Reuters NewMedia product as part of a sports news service, subject to negotiation of royalties and the agreement of the Company's third party content providers and (iii) to provide Reuters NewMedia an opportunity to license to the Company content specifically related to sports outside the United States, if such content is already owned, licensed or produced by Reuters NewMedia, and to license such content from Reuters NewMedia if its proposal is equivalent to or better than proposals received from third parties.

     Horrow Consulting Agreement. In September 1994, the Company and Horrow Sports Ventures, an entity owned by Richard Horrow, a director of the Company, entered into a consulting agreement that, among other things, provides for Horrow Sports Ventures and Mr. Horrow to assist the Company in obtaining access to representatives of professional sports leagues, college sports associations and television networks and developing strategic, promotional and marketing plans. In consideration of the services rendered pursuant to the agreement, Mr. Horrow received warrants to purchase 10,000 shares of Common Stock at an exercise price of $5.00 per share in August 1994 and received warrants to purchase an additional 10,000 shares of Common Stock at an exercise price of $5.00 per share in January 1997. Horrow Sports Ventures currently receives a consulting fee of $5,000 per month.

     Schulhof Consulting Agreement. In June 1996, the Company and Michael P. Schulhof entered into a two year consulting agreement that provides for Mr. Schulhof to consult with and advise the Company from time to time with respect to corporate, business and marketing strategy. In consideration of the services rendered pursuant to the agreement, Mr. Schulhof received warrants to purchase 40,000 shares of Common Stock at an exercise price of $5.00 per share in 1996 and received warrants to purchase an additional 8,000 shares of Common Stock at an exercise price of $8.00 per share in December 1997.


     Planned Licensing Agreement. In August 1994, the Company and Planned Licensing, Inc., a wholly owned subsidiary of Namanco Productions, Inc. ("Planned Licensing"), entered into a five-year agreement pursuant to which Planned Licensing agreed to cause Joe Namath to provide certain services for the Company, including endorsements of the Company's products. James C. Walsh, a director of the Company, is the president and sole stockholder of Namanco Productions, Inc. The Company has the right to renew the agreement for three additional five-year terms. Under the agreement, the Company is obligated to pay Planned Licensing royalties equal to $0.15 per month for each individual who becomes a member during the initial term of the agreement and remains a member for three months, and, during each renewal term, $0.15 per month for each new member, or $0.05 per month if the total royalties during the last calendar year prior to the renewal term were more than $500,000. The royalties paid to Planned Licensing for the years ended December 31, 1996, 1997 and 1998 were $18,645, $49,967 and $78,834, respectively.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 1998, with the exception of Forms 4 for each of Mike Levy and Mark Mariani in connection with the Company's secondary offering in April 1998 and a Form 4 for Richard Horrow reporting certain transactions in September 1998, which were inadvertently filed late.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's independent public accountants for the year ended December 31, 1998 were, and for 1999 will be, the firm of Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board knows of no other business to be brought before the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies in their discretion, unless they are directed by a proxy to do otherwise.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to presented at the 2000 Annual Meeting of Stockholders be received at the Company's principal executive offices no later than January 17, 2000. The Company's Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide notice thereof in writing, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the Company's notice of annual meeting provided with respect to the previous year's annual meeting; provided, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than 30 calendar days earlier than or 60 calendar days after such anniversary, notice by the stockholder, to be timely, must be so received not more than 90 days nor later than the later of (i) 60 days prior to the annual meeting or (ii) the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. The Bylaws also specify certain requirements for a stockholder's notice to be in proper written form.

                              SPORTSLINE USA, INC.
                               6340 N.W. 5th Way
                         Fort Lauderdale, Florida 33309

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS


     The undersigned holder of Common Stock of SportsLine USA, Inc., a Delaware corporation (the "Company"), hereby appoints Michael Levy and Kenneth W. Sanders, and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company that the undersigned is entitled to vote at the Company's 1999 Annual Meeting of Stockholders, to be held on Thursday, June 17, 1999, at 10:00 a.m., local time, at the Fort Lauderdale Marriott North, 6650 North Andrews Avenue, Fort Lauderdale, Florida 33309 and at any adjournments or postponements thereof.


                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED


[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


1.  Election of Directors.


     Vote for all Nominees Listed Below (except as written below)
     [ ]


     Vote Withheld from all Nominees
     [ ]


      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL (1).


      NOMINEES:  Thomas Cullen
                 Richard B. Horrow
                 Fredric G. Reynolds

      (Instruction: To withhold authority for an individual nominee, write that nominee's name on the line provided below.)


      -------------------------------------------------------------------------

2. Approval of Amendment to the Company's Amended and Restated Certificate of Incorporation.

      [ ]  For      [ ]  Against    [ ]  ABSTAIN

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES LISTED HEREIN AND "FOR" THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.


PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED WITHIN THE UNITED STATES.

     The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement, and (iii) the Company's 1998 Annual Report to Stockholders.


DATE___________________________________________________________________________


SIGNATURE______________________________________________________________________


SIGNATURE (If held jointly)____________________________________________________

Note: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.